                                                                       EXHIBIT 5


                                   JONES DAY
                           303 Peachtree Street, N.E.
                              3500 SunTrust Plaza
                             Atlanta, Georgia 30308


                                  May 12, 2003



ChoicePoint Inc.
1000 Alderman Drive
Alpharetta, Georgia 30005

                  Re:      Registration Statement on Form S-8

         Ladies and Gentlemen:



                  We have acted as counsel to ChoicePoint Inc., a Georgia Corporation (the "Company"), in connection with the registration by the Company of 3,500,000 shares of common stock, par value $.10 per share (the "Common Stock"), and the associated share purchase rights (the "Rights") to be issued in accordance with the ChoicePoint Inc. 2003 Omnibus Incentive Plan (the "Plan"), plus such additional shares of Common Stock (and Rights) as may be issuable upon adjustment as provided in the Plan, pursuant to the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement") to which this opinion appears as
Exhibit 5.

                  In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. We have assumed, without independent verification, the genuineness and authorization of all signatures and the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies. Based on the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:



         1. The Common Stock has been duly authorized and, when issued in the manner contemplated by the Plan against receipt of payment therefor, will be validly issued, fully paid and nonassessable.

         2. When issued in accordance with the Rights Agreement, dated as of October 29, 1997, as amended (the "Rights Agreement"), by and between ChoicePoint Inc. and SunTrust Bank, Atlanta, as rights agent, the Rights will be validly issued.

                  Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the Georgia Business Corporation Code, including the applicable provisions of the Georgia Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Georgia or any other jurisdiction. The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Georgia. We do not express any opinion herein with respect to any aspect of the Rights other than valid issuance, nor do we express any opinion as to the effect of equitable principles or fiduciary considerations relating to the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the matters referred to therein.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 of the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                             Very truly yours,

                                             /s/ JONES DAY

                                             JONES DAY